Exhibit 11.2

Consent of Independent Auditor

We consent to the inclusion in this proxy statement/offering circular of our report dated April 30, 2021, on our audit of the consolidated financial statements of American Capital Bancorp as of December 31, 2020 and 2019, and for the years then ended. We also consent to the references to our firm under the caption “Experts.”

San Antonio, Texas

July 14, 2021